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                                  Exhibit 5.1
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                  Opinion of Wilson Sonsini Goodrich & Rosati
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                                 February 17, 1999


Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California 93012

     RE:   REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 327,628 shares of your Common Stock (the "Shares"), all of which will be sold by certain selling stockholders. The Shares are to be resold to the public as described in the Registration Statement. As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares.

     It is our opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.



                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation